U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Schechter, Barry M.
   7979 Ivanhoe Avenue, Suite 500
   La Jolla, CA 92037
2. Date of Event Requiring Statement (Month/Day/Year)
   09/08/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   SVI Holdings, Inc.
Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer

If Amendment, Date of Original (Month/Year)

If Amendment, Date of Original (Month/Year)

____________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------------------------------
1. Title of Security           |2. Amount of     |3.Ownership   |4. Nature of Indirect              |
                               |   Securities    |  Form:       |   Beneficial Ownership            |
                               |   Beneficially  |  Direct(D) or|                                   |
                               |   Owned         |   Indirect(I)|                                   |
----------------------------------------------------------------------------------------------------|
Common Stock, par value $.0001 |         121,200 |     D        |                                   |
Common Stock, par value $.0001 |       8,197,200 |     I        | By Claudav Holdings B.V. *        |
                               |                 |              |* This filing shall not be deemed  |
                               |                 |              |  an admission that the Reporting  |
                               |                 |              |  Person has any direct or indirect|
                               |                 |              |  pecuniary interest in the shares.|
                               |                 |              |                                   |
Common Stock, par value $.0001 |           2,000 |     I        | By minor children residing with   |
                               |                 |              | filer.                            |
----------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securities Beneficially Owned                                               |
--------------------------------------------------------------------------------------------------- |
1.Title of Derivative |2.Date Exer-       |3.Title and Amount     |4.Conver-|5.Owner-   |6.Nature of|
  Security            |  cisable and      |  of Underlying        |  sion or|  ship:    | Indirect  |
                      |  Expiration       |  Securities           | exercise|  Form of  | Beneficial|
                      |  Date(Month/      |-----------------------| price of|  Deriv-   | Ownership |
                      |  Day/Year)        |             |Amount   |deri-    |  ative    |           |
                      | Date    |Expira-  |             |or       |vative   |Security:  |           |
                      | Exer-   | tion    |  Title      |Number of|Security |(D)irect or|
                      | cisable | Date    |             |Shares   |         |(I)ndirect |
----------------------------------------------------------------------------------------------------|
                      |         |         |             |         |         |           |           |

----------------------------------------------------------------------------------------------------|

/s/Barry M. Schechter                        10/22/97
   ------------------                        --------
SIGNATURE OR REPORTING PERSON                  DATE